Exhibit 21

Subsidiaries of the Registrant

	State of	Fictitious
Subsidiary Name	Organization	Business Name

Baldwin Ranch Subdivision, LLC	California
The Last Resort and Marina, LLC	California	The Last Resort and Marina
Lone Star Golf, Inc.	Maryland	Auburn Valley Golf Club
54th Street Condos, LLC	Arizona
AMFU, LLC	Arizona
Phillips Road, LLC	Washington
TOTB Miami, LLC	Florida
Broadway & Commerce, LLC	Washington
Brannan Island, LLC	California
Tahoe Stateline Venture, LLC	California
Sandmound Marina, LLC	California	Piper Point Marina
Zalanta Resort at the Village, LLC	California